Heatwurx Equipment Granted Patent from the U.S. Patent and Trademark Office

Greenwood Village, CO., Oct. 21, 2013 /Businesss Wire/ --Heatwurx, Inc. (HUWX), an eco-friendly asphalt preservation and repair equipment company, announced today that it has been granted a new patent from the United States Patent and Trademark Office: U.S. Patent No. 8,556,536, Asphalt Repair System and Method.

The patent covers certain unique aspects of the Heatwurx equipment.  Additional patents are pending that capture further inventive aspects of the Heatwurx equipment, products, technology and methods.

"This new patent strengthens our patent portfolio and is a key element in our overall intellectual property program,” said Stephen Garland, Heatwurx CEO and President.  "We believe a strong IP strategy is essential for bringing to market the most innovative solutions for preserving and rehabilitating distressed asphalt surfaces.  Federal, state, and local governmental agencies need solutions that are more cost effective and efficient to address the growing problems created by a deteriorating transportation infrastructure.  We believe the Heatwurx solution meets those needs and provides a superior alternative to how these problems have been addressed in the past.”

About Heatwurx

Headquartered in Colorado, Heatwurx is an eco-friendly asphalt preservation and repair equipment company.  The company’s equipment, materials, and methods are designed to outperform alternative methods of pavement repair by reducing consumption of raw materials, extending the life of asphalt pavements, and reducing the need for recurring repairs.  All equipment is proudly manufactured in the USA.  For more information, please visit www.heatwurx.com.

Forward Looking Statements

This release contains forward-looking statements regarding Heatwurx and its future plans and expected performance based on assumptions the company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, industry and customer acceptance of its products, the ability to secure and protect its intellectual property rights, and other risk factors described from time to time in the company's reports filed with the SEC. Heatwurx undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Heatwurx, Inc.
Stephen Garland, CEO, 800-532-1279
steve@heatwurx.com